    As filed with the Securities and Exchange Commission on November 15, 2002
                                                           Registration No. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ---------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------

                           iDINE REWARDS NETWORK INC.
             (Exact name of registrant as specified in its charter)

                 DELAWARE                                 84-6028875
     (State or other jurisdiction of                  (I.R.S. Employer
      incorporation or organization)                 Identification No.)

         11900 Biscayne Boulevard                              33181
           North Miami, Florida                             (Zip Code)
 (Address of principal executive offices)

                           iDine Rewards Network Inc.
                          1996 Long Term Incentive Plan
                        1987 Stock Option and Rights Plan
                         Written Compensation Agreement
                           (Full titles of the plans)

                              Keith E. Kiper, Esq.
                  Vice President, General Counsel and Secretary
                           iDine Rewards Network Inc.
                            11900 Biscayne Boulevard
                           North Miami, Florida 33181
                     (Name and address of agent for service)

                                 (305) 892-3343
          (Telephone number, including area code, of agent for service)

                                 ---------------

                          Copy of all communication to:
                            Stephen P. Farrell, Esq.
                           Morgan, Lewis & Bockius LLP
                                 101 Park Avenue
                            New York, New York 10178
                                 (212) 309-6000

                         CALCULATION OF REGISTRATION FEE

                                 Amount to be          Proposed maximum         Proposed maximum           Amount of
    Title of securities           registered          offering price per       aggregate offering        registration
     to be registered               (1)(2)              share(1)(2)(3)           price(1)(2)(3)          fee(1)(2)(3)
----------------------------------------------------------------------------------------------------------------------
Common Stock,
par value $0.02 per share         3,738,966                $ 8.22               $ 18,373,802               $  1690
----------------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 416(a), the number of shares of Common Stock being registered shall be adjusted to include any additional shares which may become issuable as a result of stock splits, stock dividends, or similar transactions in accordance with the anti-dilution provisions of the 1996 Long Term Incentive Plan ("1996 Plan"), the 1987 Stock Option and Rights Plan ("1987 Plan") and pursuant to a written compensation agreement.
(2) Pursuant to Rule 429(b), this Registration Statement includes 1,505,966 shares of Common Stock previously registered on Post-Effective Amendment No. 1 on Form S-8 Registration Statement No. 333-06747, filed on June 25, 1996 and Form S-8 Registration Statement No. 333-72501, filed on February 16, 1999. In connection with the 1,505,966 previously registered shares of Common Stock that are being carried forward to this Registration Statement, the Registrant paid fees of $1,417.58 and $1,157.00, respectively. This Registration Statement also includes 150,000 shares of Common Stock issuable upon options granted pursuant to a written compensation agreement with iDine Rewards Network Inc. In connection with this Registration Statement, the Registrant is paying a fee based solely on the additional 2,233,000 shares of Common Stock being registered herein.
(3) For 603,817 shares of Common Stock issuable upon the exercise of options that may be granted pursuant to the 1996 Plan, the fee was calculated pursuant to Rules 457(c) and (h), based upon the average of the reported high and low sales prices for the Common Stock as reported on the American Stock Exchange for November 12, 2002. For (i) 83,000 shares of Common Stock issuable upon the exercise of options already granted under the 1987 Plan,
     (ii) 1,396,183 shares of Common Stock issuable upon the exercise of options or deferred stock awards already granted under the 1996 Plan that have not been previously registered and (iii) the 150,000 shares of Common Stock that are issuable upon options granted pursuant to a written compensation agreement, the fee was calculated pursuant to Rule 457(g), based on the price at which the options may be exercised or the deferred stock grant may be issued.

================================================================================

                                EXPLANATORY NOTE

     On March 1, 2000 and March 7, 2002, the Company's stockholders approved an amendment of the 1996 Long Term Incentive Plan (the "1996 Plan"), which, among other things, increased the number of shares of Common Stock reserved for issuance under the 1996 Plan by an aggregate of 2,000,000 shares. The purpose of this Registration Statement is to register an additional 2,000,000 shares for issuance under the 1996 Plan, 83,000 shares for issuance under the Company's 1987 Stock Option and Rights Plan and 150,000 shares for issuance pursuant to options granted under a written compensation agreement. The Company previously registered an aggregate of 1,505,966 shares authorized under the 1996 Plan on Post Effective Amendment No. 1 on Form S-8 Registration No. 333-06747, filed on June 25, 1996 and Form S-8 Registration Statement No. 333-72501, filed on February 16, 1999, which are being carried forward onto this Registration Statement. The contents of the previously filed Registration Statements are incorporated by reference herein for the purposes of General Instruction E to Form S-8.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.           Plan Information.*

Item 2.           Registrant Information and Employee Plan Annual Information.*

----------
* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Introductory Note to Part I of Form S-8.

PROSPECTUS

                       ----------------------------------
                           iDINE REWARDS NETWORK INC.
                            11900 Biscayne Boulevard
                           North Miami, Florida 33181
                                  305-892-3343

                        3,738,966 SHARES OF COMMON STOCK
                       ----------------------------------

  . These shares of common stock are being offered by the selling stockholders identified in this prospectus. We have issued or will issue the shares of our common stock to the selling stockholders under our 1996 Long Term Incentive Plan, 1987 Stock Option and Rights Plan and pursuant to a written compensation agreement.

  . The selling stockholders may offer their shares of common stock through public or private transactions, in the principal markets on which our common stock is traded at the time of sale or elsewhere, at prevailing market prices or at privately negotiated prices.

  . The selling stockholders may sell their shares of common stock directly or through brokers and dealers acting as principal or agent. In effecting the sales, the brokers or dealers may receive commissions or discounts from the selling stockholders. We will pay substantially all of the expenses incident to the registration of the shares, except for sales commissions and other seller's compensation applicable to the sale of the shares.

  . The selling stockholders and any broker or dealers that participate with the selling stockholders in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any commissions or discounts received by them and any profit on the sale of the shares may be deemed to be underwriting commissions or discounts under the Securities Act.

  . Our common stock is quoted on the American Stock Exchange under the symbol "IRN." The closing price of our common stock on November 12, 2002, was $10.36 per share. We urge you to obtain a current price quotation.

                       ----------------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                       ----------------------------------
                The date of this prospectus is November 15, 2002.

                                TABLE OF CONTENTS

                                                                      PAGE

Where You Can Find More Information......................................1

The Company..............................................................2

Risk Factors.............................................................2

Proceeds.................................................................8

Selling Stockholders.....................................................9

Plan of Distribution....................................................14

Validity of Common Stock................................................16

Experts.................................................................16

                       WHERE YOU CAN FIND MORE INFORMATION

     This prospectus is part of a registration statement on Form S-8 that we filed with the Securities and Exchange Commission. The registration statement contains additional information about us and the shares of common stock offered by this prospectus. In addition, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and, for a set fee, copy the registration statement, including exhibits, and any of the other information that we file at the SEC public reference facility:

                             450 Fifth Street, N.W.
                              Washington, DC 20549

     Please call the SEC at 1-800-SEC-0330 for further information on those public reference facilities. Our SEC filings are also available to the public at the SEC's website (http://www.sec.gov).

     In addition, the SEC allows us to "incorporate by reference" the information in documents that we file with them. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information in documents that we file later with the SEC will automatically update and supercede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the shares of common stock offered under this prospectus are sold:

  .  Annual Report on Form 10-K for the year ended September 30, 2001;

  . Transition Report on Form 10-K/T for the three-month transition period ended December 31, 2001;

  . Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002 and September 30, 2002;

  . Current Reports on Form 8-K, as filed with the Commission on February 1, 2002, February 8, 2002, March 27, 2002, June 13, 2002, September 23, 2002
     and September 26, 2002; and

  . The descriptions of our common stock contained in our registration statements filed with the Commission under Section 12 of the Securities Exchange Act, including all amendments and reports filed with the Commission that update those descriptions.

     You may request a copy of these filings, at no charge, by writing or telephoning us at the following address:

     iDine Rewards Network Inc.
     11900 Biscayne Boulevard
     North Miami, Florida  33181
     Attention:  Secretary

     In making your investment decision, you should rely only on the information provided in this prospectus, any supplement, the registration statement, and any information incorporated by reference. We have not authorized anyone else to provide you with different information. In addition, you should not assume that the information in this prospectus or any other document is accurate as of any date other than the date on the front of those documents.

                                   THE COMPANY

     We and our subsidiaries administer reward programs which offer savings and rewards to our members principally when they dine in our participating merchants. We commenced operations in 1984 and were reincorporated as a Delaware corporation in 1987. The address of our principal office is 11900 Biscayne Boulevard, North Miami, Florida 33181 and our telephone number there is (305) 892-3343.

     For additional information about the company, you should refer to the information contained in the documents incorporated by reference listed in the previous section, "Where You Can Find More Information."

                                  RISK FACTORS

     You should carefully consider the following risk factors and other information in this prospectus before deciding to purchase any shares offered by this prospectus.

Although we were profitable for the fiscal year ended September 30, 2001 as well as through the transition period ended December 31, 2001 and the first, second and third quarters of the current year, we had sustained losses from operations for the preceding three fiscal years.

     We earned $1.3 million in the fiscal year ended September 30, 2001, $1.1 million in the three month transition period ended December 31, 2001 and $14.6 million for the nine months ended September 30, 2002. However, during fiscal years ended September 30, 1998, 1999 and 2000, we had incurred net losses of $7.8 million, $10.4 million and $7.8 million, respectively. The principal causes of those losses were (1) an increase in operating expenses associated with our e-commerce dining venture in April 2000, (2) increases in selling, general and administrative expenses (due, in part, to one-time payments in termination of employment and consulting agreements to our former chief executive during fiscal 1998 and, in other periods, to increases in information technology expenses principally associated with year 2000 remediation and legal reserves), (3) decreases in the number of new enrollments due largely to enforcement of privacy regulations with respect to our discontinued private label charge card as it pertained to soliciting and enrolling credit card holding members, and lower and often less frequent spending by new members through a no-fee membership program,
(4) in 1999 and the first quarter of fiscal 2000, expenses incurred as a result of the acquisition and subsequent integration of Dining A La Card, and (5) significant operating expenses in fiscal 2000 incurred in converting our private label charge card to our registered card platform. Although, we have been profitable for the last seven quarters, we cannot assure you that our future operations will be profitable.

We may have difficulty meeting our future cash needs.

     Our business is cash intensive. We need cash to fund new contracts, support our operations and capitalize our growth. While we have an $80.0 million securitization facility, our borrowings thereunder are limited to the cash advances made to restaurants we finance. At September 30, 2002, our available borrowing capacity under this facility was $80.0 million, of which we had drawn down $55.5 million. Our cash and short term investments at that date were $6.2 million. If we need more cash and are unable to raise it, we may be required to scale back or abandon one or more of our strategies, which could have a material adverse effect on our business, operations, and financial results.

A significant amount of our dining rewards membership is concentrated in one industry group.

     For the quarter ending on September 30, 2002, approximately 58% of our revenue was derived from members of airlines frequent flyer programs. This concentration in one industry group is expected to continue and may in fact increase if our future strategy to expand this business materializes. While airline miles are currently considered to be an attractive rewards currency, there is no assurance that airline miles rewards will continue to be viewed favorably by consumers and members. Furthermore, a sustained economic downturn in the airlines industry could have an adverse effect on our business as there is no assurance that we can convert frequent flyer members to other forms of rewards offered in our programs should the airlines no longer be able to participate.

     Since September 11, 2001, the airline industry has generally suffered a significant decline in passenger traffic and profitability including several airlines with which we have reward program relationships. The decline in passenger traffic was a contributing factor to the bankruptcy of US Airways and the announcement by several other airlines of sharp reductions in the number of flights and routes they serve. The affected airlines include United Airlines, American Airlines and Continental Airlines with all of which we have reward program relationships. The continued impact of the economic downturn of the airline industry on our airline partners may result in the diminished attractiveness of airline miles as a rewards currency that we offer to our members and, thereby, reducing the usage of our Rights to receive.

We depend upon our ability to attract and retain desirable merchants.

     The majority of our revenue is derived from the Right to receive cash for food and beverage credits we purchase from participating merchants. Our business depends on our ability to attract a large variety of desirable merchants in the geographic markets we serve and in proportion to our membership either in that area or that visit that area. Failure to procure contracts with a sufficient number of desirable merchants in a timely manner or any significant reduction in business from the merchants in any market would reduce our Rights to receive revenue and adversely affect our business. In addition, an absence of desirable merchants could cause members to cancel their memberships with us or affiliates and partners to choose not to participate in our rewards programs. This would reduce our revenues and profitability and harm our ability to attract new members and participating merchants. Any decline in member usage or membership enrollments would slow our Rights to receive turnover, causing a decline in revenue and a higher cost of financing our Rights to receive inventory.

We depend upon our relationships with transaction processors, presenters and aggregators.

     Because credit card processing is an integral part of our business, our relationships with the credit card processors, transaction presenters, and aggregators of credit card transactions are very important. We currently have contracts with approximately 24 presenters of credit card transactions. Should these relationships terminate and we become unable to find suitable replacements, our ability to receive, process and present merchant transactions could be impaired, which would materially and adversely impact our operations and profitability and expose us to potential liability.

We depend upon increasing our marketing forces, forming new marketing relationships to grow our business, and on our ability to attract and retain active members.

     We must expand our number of marketing personnel and enter into new marketing relationships to help gain access to large groups of potential customers. We have relationships with various organizations for the marketing, support, and endorsement of our services and products. For example, we rely on our agreements with banks, credit unions, corporations, airline frequent flier programs, member savings and loyalty programs, and other entities across the country to market our services to their existing and future customer bases. However, we need to expand these relationships and enter into new relationships. We have entered into agreements to direct potential members to our programs via means of specific websites for which we provide content. The development and management of these relationships (including keeping the website content attractive) might be a long and difficult process, requires experienced sales and marketing personnel and may not be successful.

     Our future success depends in large part upon continued demand for our programs by consumers. Any number of factors could affect the frequency with which consumers participate in our programs or whether they enroll in an iDine program at all. These factors include (1) consumer tastes and dining preferences, (2) the frequency with which consumers dine out, (3) the number of desirable merchants participating, (4) general economic conditions, (5) the state of the economy, (6) weather conditions and (7) the availability of alternative discount programs in the local regions where consumers live and work. Any significant decline in usage or increase in program cancellations, without a corresponding increase in new member enrollments, could have a material adverse effect on our business.

Our future growth depends upon programs we market through credit card issuers, banks, airlines frequent flier programs, member savings and loyalty programs, and other marketing partners. A downturn in those industries or programs would adversely affect us.

     Our future growth depends upon continued demand for our reward programs from businesses, affiliates and industries we serve or seek to serve. A significant downturn in an industry or trend within an industry to reduce or eliminate its use of membership programs would have a material adverse effect on our business, financial condition and results of operations.

We are susceptible to a changing regulatory environment.

     The benefits we provide involve the use of private financial data. Privacy concerns may affect the way we store and process this data causing us greater expense and difficulty in obtaining and retaining marketing partners. We must also comply with the public's, credit card processors' and our partners' concerns about privacy. Although we have endeavored and continue to endeavor to provide appropriate security for our data, there can be no assurance that new laws or regulations will not affect the way we operate our business.

Our security measures may not be successful.

     We have developed and implemented a number of measures in an effort to keep our member and merchant data secure. We continue to attempt to enhance and improve our security measures. These measures may be expensive and involve hiring additional personnel and/or suppliers and consultants. The measures we have taken and may take in the future may not be successful. Should our security measures fail in whole or in part, our reputation could be adversely affected, with the result that our members and participating merchants may not use our program and our finances and operating results could thereby be adversely impacted. In addition, we could become subject to claims and lawsuits.

We are susceptible to merchant credit risk.

     We attempt to enroll popular restaurants and other merchants which are financially sound and offer an appealing variety of quality food and services. To the extent that participating merchants fail, we could be adversely affected. Because we generally make cash advances to restaurants and other participating merchants in exchange for Rights to receive future food, beverages and services, we may not be able, upon the failure of a merchant's business, to collect the full amount, or any, of the funds we have advanced. Although we attempt to take collateral and guarantees to secure our advances, we cannot assure you that these measures would be adequate to enable us to recover our advances.

Economic slowdowns could hurt our business.

     The success of our business depends on our members' use at participating merchants of credit cards registered with our iDine program. If the national or local economy slows in the regions in which we do business, our members may perceive that they have less disposable income to permit them to dine out or patronize our other participating merchants. As a consequence, they may spend less and use their registered cards less often, if at all. Any decline in program usage would hurt our business. In addition, while a decline in the national economy or in the regions in which we operate typically has an initial positive impact because restaurants can more readily absorb the incremental business, a sustained economic downturn could cause merchants who participate in our programs to go out of business. Although our practice generally is to protect our right to recover monies we advance to merchants by taking a security interest in a merchant's assets, we cannot assure you that such measures would be adequate. It is likely that, should the number of merchants entering bankruptcy rise, the number of uncollectible accounts would also rise. This would have an adverse effect on our business and financial results.

An inability to maintain an appropriate balance between the number of members and the number of merchants in each market may adversely affect our operations.

     The success of our business depends on our ability to maintain an appropriate ratio of members to merchants within each geographic market we serve. If we have too many members and not enough merchants, our member base may become dissatisfied and participating merchants may experience a higher volume of rewards business than anticipated. This could result in low program usage, high membership cancellations and attrition in the merchant base. Alternatively, if too many restaurants participate in our programs with too few members, Rights to receive turnover will be reduced, resulting in reduced revenue. Managing this ratio requires an ability, among other things, to anticipate trends within a market and the desires of our customers and participating restaurant partners. We are endeavoring to analyze our markets in terms of member and restaurant counts by zip code and Metropolitan Statistical Area. We cannot assure you that we will be able to manage this balance effectively in each of our markets. An inability to do so, however, could harm our business.

We depend upon members of our senior management.

     Our success will depend, in part, on the skills, experience, efforts and policies of George S. Wiedemann, our President and Chief Executive Officer, and other key employees, including Stephen E. Lerch, our Executive Vice President and Chief Financial Officer, and officers of our principal subsidiaries. If one or more of these senior executives or key personnel were not to remain with us, our business and, therefore, our results of operations could be affected.

Initial and renewal fee memberships contribute to our profitability; cancellations could impact our profitability.

     During an initial annual membership term or a renewal term, members who pay a fee may cancel their memberships in the program, generally for a pro rata refund of the membership fees for that period. Accordingly, profitability of our programs depends, in part, on recurring and sustained fee membership renewals.

We may need additional capital.

     The need to raise funds may arise in the future. We may raise funds through the sale of equity or convertible debt securities. Should we do so, your ownership percentage as well as the value of the stock outstanding likely will be reduced. We cannot assure you that we will be able to raise funds on acceptable terms or at all. If we do not obtain additional financing, our business, operations and financial condition could be materially adversely affected.

We are controlled by Samstock and its affiliates.

     Our largest stockholder, Samstock, L.L.C. and its affiliates, as of October 31, 2002, beneficially owned in aggregate 6,003,910 shares of our common stock, representing approximately 21.3% of our outstanding common stock (assuming the immediate conversion of all shares of Series A convertible preferred stock into common stock and the exercise of all exercisable stock options and warrants). Of this amount, 2,543,127 shares were owned by Samstock and its affiliates, 1,759,958 shares were issuable upon the exercise of warrants held by Samstock and its affiliates, 755,344 shares were held by others but were subject to voting and disposition restrictions in favor of Samstock and 166,227 shares were issuable upon exercise of warrants held by others but would be, if exercised, the subject of voting and disposition restrictions in favor of Samstock. Samstock also beneficially owns over 44.3% of our outstanding Series A convertible preferred stock, as a class. As a result of its ownership, Samstock and its affiliates will be able to determine (or substantially influence) the outcome of all matters submitted to a vote of stockholders, including the election of directors. The interests of Samstock may be different from the interests of other stockholders. Samstock presently has three designees on our nine-member board of directors.

Our board of directors may issue additional shares of preferred stock without stockholder approval.

     Our certificate of incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock with rights and preferences that may be determined from time to time by the board of directors. Accordingly, the board of directors may, without stockholder approval, issue one or more new series of preferred stock with rights which could adversely affect the voting power or other rights of the holders of outstanding shares of preferred stock or common stock. In addition, the issuance of additional shares of preferred stock may have the effect of rendering more difficult, or discouraging, an acquisition or change in control of iDine. Although we do not have any current plans to issue any additional series or shares of preferred stock, we may do so in the future.

The future sales of restricted and other shares may cause dilution to each stockholder's percentage ownership interest and could cause our stock price to decline.

     Sales of a substantial amount of stock in the public market (such as the shares previously registered by us under certain registration statements for resale by certain of our stockholders), or the perception that these sales may occur, could result in lower market prices of our securities. This could also impair our ability to raise additional capital through the sale of equity securities.

As of October 31, 2002, we had 20,062,099 shares of common stock, 1,341,954 shares of convertible preferred stock and warrants exercisable for 4,926,186 shares of common stock were outstanding. In addition, 3,135,149 shares of common stock are issuable upon exercise of outstanding employee and director stock options, and an additional 526,442 shares are available under our incentive stock option plans for future grant. All of these shares have been registered for sale. Finally, additional shares of common stock may be issued pursuant to the terms of the Series A convertible preferred stock, including the dividend and anti-dilution provisions. The issuance and sale of a significant number of shares of our securities upon the exercise of stock options and warrants, the conversion of our preferred stock, or the sales of a substantial number of shares of stock pursuant to Rule 144 or otherwise, could result in a dilution to each stockholder's percentage ownership and could adversely affect the market prices of our securities.

Stockholders may not be able to resell their stock or may have to sell at prices lower than the price they paid for it.

     The trading prices for our securities have been volatile and could continue to be subject to significant fluctuations in response to variations in our quarterly operating results, changes in our business general conditions in the restaurant industry or the general economy, and other factors. In addition, the stock market is subject to price and volume fluctuations affecting the market price for public companies generally, or within broad industry groups, that may be unrelated to the operating results or other circumstances of a particular company. These fluctuations may adversely affect the liquidity of our securities, as well as the price that holders may receive for their shares upon any future sale.

                                    PROCEEDS

     We will not receive any proceeds from the sale of common stock that may be sold pursuant to this prospectus for the respective accounts of the selling stockholders.

                              SELLING STOCKHOLDERS

     The following table identifies our executive officers and directors as well as certain of our employees, any of whom may use this prospectus to sell shares of our common stock which they have acquired or will acquire upon exercise of their options or the issuance of common stock pursuant to deferred stock grants.

                                      Number of Shares
                                      of Common Stock         Number of Shares                           Percentage of
                                       Owned Prior to           Available for      Number of Shares      Common Stock
                                      Sales Under This        Sales Under This        Owned After         Owned After
Name and Position with Company         Prospectus (1)          Prospectus (2)         Sales (3)          Sales (3) (4)
------------------------------------------------------------------------------------------------------------------------
Samuel Zell
 Chairman of the Board                       5,225,467/(5)/                811            5,224,656               20.7%

George S. Wiedemann,
 President, Chief Executive
 Officer and Director                          114,782/(6)/             74,396               40,386                  *

Richard Carolan
 Senior Vice President, Sales                  237,000/(7)/            225,000               12,000                  *

Herbert M. Gardner,
 Director                                      420,323/(8)/             81,396              338,927                1.7%

Raymond A. Gross,
 Director                                       24,104/(9)/             24,104                   --                  *

F.Philip Handy,
 Director                                      265,566/(10)/            54,396              211,170                1.0%

Gerald J. Hughes,
 Senior Vice President of
 Business Development                          215,500/(11)/           210,000                5,500                  *

William A. Lederer,
 Director                                    3,522,696/(12)/            30,833            3,491,863               14.8%

Stephen E. Lerch,
 Executive Vice President and
 Chief Financial Officer                       250,000/(13)/           250,000                    -                  *

Gregory J. Robitaille,
 Executive Vice President                      398,646/(14)/           310,000               88,646                  *

Sheli Z. Rosenberg,
 Director                                      266,702/(15)/           162,232              104,470                  *

John A. Ward III,
 Director                                      104,347/(16)/            32,163               72,184                  *


                                      Number of Shares
                                      of Common Stock         Number of Shares                           Percentage of
                                       Owned Prior to           Available for      Number of Shares      Common Stock
                                      Sales Under This        Sales Under This        Owned After         Owned After
Name and Position with Company         Prospectus (1)          Prospectus (2)         Sales (3)          Sales (3) (4)
------------------------------------------------------------------------------------------------------------------------
Lester Wunderman,
 Director                                      125,396/(17)/            99,396               26,000                  *

Gene M. Henderson,
 Former President and
 Chief Executive Officer                       741,885/(18)/           387,500              354,385                1.7%

*    Less than one percent.

(1) Common Stock refers to shares of common stock and options to purchase shares of common stock, whether exercisable or unexercisable, including shares acquired under the plans. Common Stock does not include shares of Series A convertible preferred stock, herein after referred to as the Series A Preferred Stock, owned directly or indirectly by the selling stockholders, as converted. As of September 30, 2002, each share of Series A Preferred Stock is convertible into 1.17427 shares of common stock at the option of the holder.

(2) Number of shares includes shares of common stock acquired upon exercise of, or currently subject to, awards granted under the plans and the written compensation agreement.

(3) Based upon the number to be owned if all of the shares of common stock available for sale under this prospectus were resold.

(4)  Percentage is based upon 20,062,099 outstanding shares of our common stock.

(5) Includes for Mr. Zell (i) 2,137,648 shares of common stock beneficially owned by Samstock, L.L.C. ("Samstock"), (ii) 949,000 shares of common stock which may be acquired upon exercise of outstanding warrants beneficially owned by Samstock at an exercise price of $2.4813, which warrants expire in five years from the date of issuance, (iii) 438,305 shares of common stock beneficially owned by Halmostock Limited Partnership ("Halmostock"), (iv) 166,227 shares of common stock which may be acquired upon exercise of outstanding warrants beneficially owned by Halmostock which are exercisable in equal parts at $6.00 per share, $7.00 per share and $8.00 per share and expire in March 2003, (v) 405,479 shares of common stock beneficially owned by EGI-Fund (00) Investors, L.L.C. ("EGI-00"), (vi) 810,958 shares of common stock which may be acquired upon exercise of outstanding warrants beneficially owned by EGI-00 which are exercisable in equal parts at $5.93125 per share and $7.30 per share and expire in April 2005, (vii) 317,039 shares of common stock beneficially owned by Melvin and Iris Chasen (the "Chasens") and (viii) 811 shares of common stock Mr. Zell may elect to take as a deferred stock award under the 1996 Plan in lieu of his annual outside director's fee under the 1996 Plan. Does not include (i) 595,075 shares of Series A Preferred Stock beneficially owned by Samstock, (ii) 103,704 of the 698,779 shares of common stock issuable upon the conversion of the 595,075 shares of Series A Preferred Stock held by Samstock (representing the additional voting power Samstock would gain upon the conversion of its shares of Series A Preferred Stock at a conversion rate of 1.17427 shares of common stock per share of Series A Preferred Stock),
     (iii) 67,841 shares of Series A Preferred Stock beneficially owned by Halmostock and (iv) 11,823 of the 79,664 shares of common stock issuable upon the conversion of the 67,841 shares of Series A Preferred Stock held by Halmostock (representing the additional voting power Halmostock would gain upon the conversion of its shares of Series A Preferred Stock at a conversion rate of 1.17427 shares of common stock per share of Series A Preferred Stock). Mr. Zell may be deemed the beneficial owner of the shares and warrants owned by Samstock because the sole member of Samstock is SZ Investments, L.L.C. ("SZI"). SZI's managing member is Zell General Partnership, Inc. ("ZGP") and non-managing members are Alphabet Partners ("Alphabet") and ZFT Partnership ("ZFT"). ZGP's sole shareholder is the Sam

     Investment Trust ("SIT") and its sole director is Mr. Zell. The sole trustee of the SIT is CHAI Trust Company, L.L.C. ("CHAI") and its beneficiaries are Mr. Zell and members of his family. Alphabet is composed of three trusts created for the benefit of Mr. Zell and his family and CHAI is the sole trustee of the three trusts. ZFT is composed of four trusts created for the benefit of Mr. Zell and his family and CHAI is the sole trustee of the four trusts. Mr. Zell may be deemed the beneficial owner of the shares and warrants owned by Halmostock because of a certain Stockholders' Agreement, dated as of March 3, 1998, EGI-Transmedia Investors, L.L.C. ("TMI"). Mr. Zell may be deemed the beneficial owner of the shares and warrants owned by EGI-00 because the managing member of EGI-00 is SZI. Mr. Zell may be deemed the beneficial owner of the shares and warrants owned by the Chasens because of a certain Amended Agreement Among Stockholders, dated as of March 3, 1998, TMI and Samstock.

(6) Includes for Mr. Wiedemann (i) 40,386 shares of common stock owned by Mr. Wiedemann, (ii) 21,396 shares of common stock that Mr. Wiedemann may elect to take as a deferred stock award under the 1996 Plan in lieu of his annual director's fees and (iii) options to purchase 53,000 shares of common stock. Does not include (i) 11,176 shares of Series A Preferred Stock beneficially owned by Mr. Wiedemann and (ii) 1,948 of the 13,124 shares of common stock issuable upon the conversion of the 11,176 shares of Series A Preferred Stock held by Mr. Wiedemann (representing the additional voting power Mr. Wiedemann would gain upon conversion of his shares of Series A Preferred Stock at a conversion rate of 1.17427 shares of common stock per share of Series A Preferred Stock).

(7) Includes for Mr. Carolan 12,000 shares of common stock and options to purchase 225,000 shares of common stock.

(8) Includes for Mr. Gardner (i) 308,243 shares of common stock beneficially owned by Mr. Gardner, (ii) 30,684 shares of common stock which may be acquired upon exercise of outstanding warrants at exercise prices in equal parts at $5.93125 per share and $7.30 per share, (iii) 21,396 shares of common stock that Mr. Gardner may elect to take as a deferred stock award under the 1996 Plan in lieu of his annual director's fees and (iv) options to purchase 60,000 shares of common stock. Does not include (i) an aggregate of 16,983 shares of stock and warrants to purchase common stock and 9,146 shares of Series A Preferred Stock held by Mr. Gardner's wife,
     (ii) 91,486 shares of Series A Preferred Stock beneficially owned by Mr. Gardner and (iii) 15,943 of the 107,429 shares of common stock issuable upon the conversion of the 91,486 shares of Series A Preferred Stock held by Mr. Gardner (representing the additional voting power Mr. Gardner would gain upon conversion of his shares of Series A Preferred Stock at a conversion rate of 1.17427 shares of common stock per share of Series A Preferred Stock).

(9) Includes for Mr. Gross (i) options to purchase 15,000 shares of common stock and (ii) 9,104 shares of common stock that Mr. Gross may elect to take as a deferred stock award under the 1996 Plan in lieu of his annual director's fees.

(10) Includes for Mr. Handy (i) 154,700 shares of common stock beneficially owned by Mr. Handy, (ii) warrants to purchase 56,470 shares of common stock, which are exercisable in equal parts at $6.00 per share, $7.00 per share and $8.00 per share and expire in March 2003, (iii) 21,396 shares of common stock that Mr. Handy may elect to take as a deferred stock award under the 1996 Plan in lieu of his annual director's fees and (iv) options to purchase 33,000 shares of common stock. Does not include (i) 10,624 shares of Series A Preferred Stock beneficially owned by Mr. Handy and (ii) 1,851 of the 12,475 shares of common stock issuable upon the conversion of the 10,624 shares of Series A Preferred Stock held by Mr. Handy (representing the additional voting power Mr. Handy would gain upon conversion of his shares of Series A Preferred Stock at a conversion rate of 1.17427 shares of common stock per share of Series A Preferred Stock).

(11) Includes for Mr. Hughes (i) 5,500 shares of common stock owned by Mr. Hughes and (ii) options to purchase 210,000 shares of common stock.
     Does not include (i) 1,000 shares of Series A Preferred Stock beneficially owned by Mr. Hughes and (ii) 174 of the 1,174 shares of common stock issuable upon the conversion of the 1,000 shares of Series
     A Preferred Stock held by Mr. Hughes (representing the additional voting power Mr. Hughes would gain upon conversion of his shares of Series A Preferred Stock at a conversion rate of 1.17427 shares of common stock per share of Series A Preferred Stock).

(12) Includes for Mr. Lederer (i) 1,102,821 shares of common stock beneficially owned by Minotaur Partners II, L.P., (ii) 2,389,042 shares of common stock which may be acquired upon exercise of outstanding warrants beneficially owned by Minotaur Partners II, L.P. at exercise prices in equal parts of $5.93125 and $7.30 per share, which warrants expire in April 2005, (iii) options to purchase 20,000 shares of common stock and (iv) 10,833 shares of common stock Mr. Lederer may elect to take as a deferred stock award under the 1996 Plan in lieu of his annual outside director's fees. Mr. Lederer may be deemed to be beneficial owner of the shares and warrants beneficially owned by Minotaur Partners II, L.P. because he is a stockholder, director and principal of the manager of the general partner of Minotaur Partners II, L.P., a member of the general partner of Minotaur Partners II, L.P., the Chairman, Chief Executive Officer and Chief Investment Officer of Minotaur Capital Management, Inc., which is a limited partner of Minotaur Partners II, L.P. Mr. Lederer disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein.

(13) Represents Mr. Lerch's options to purchase 250,000 shares of common stock.

(14) Includes for Mr. Robitaille (i) 38,036 shares of common stock owned by Mr. Robitaille, (ii) 43,836 shares of common stock which may be acquired upon exercise of outstanding warrants at exercise prices in equal parts at $5.93125 per share and $7.30 per share, which warrants expire in April 2005, (iii) warrants to purchase 6,774 shares of common stock, which are exercisable in equal parts at $6.00 per share, $7.00 per share and $8.00 per share and expire in March 2003 and (iv) options to purchase 310,000 shares of common stock. Does not include (i) 7,009 shares of Series A Preferred Stock beneficially owned by Mr. Robitaille and (ii) 1,221 of the 8,230 shares of common stock issuable upon the conversion of the 7,009 shares of Series A Preferred Stock held by Mr. Robitaille (representing the additional voting power Mr. Robitaille would gain upon conversion of his shares of Series A Preferred Stock at a conversion rate of 1.17427 shares of common stock per share of Series A Preferred Stock).

(15) Includes for Ms. Rosenberg (i) 70,588 shares of common stock beneficially owned by Ms. Rosenberg, (ii) options to purchase 160,000 shares of common stock, (iii) 2,232 shares of common stock Ms. Rosenberg may elect to take as a deferred stock award under the 1996 Plan in lieu of her annual outside director's fees and (iv) 33,882 shares of common stock which may be acquired upon exercise of outstanding warrants at exercise prices in equal parts at $6.00 per share, $7.00 per share and $8.00 per share and expire in March 2003.

(16) Includes for Mr. Ward (i) 50,266 shares of common stock owned by Mr.
     Ward, (ii) 21,918 shares of common stock which may be acquired upon exercise of outstanding warrants at exercise prices in equal parts at $5.93125 per share and $7.30 per share, which warrants expire in April 2005, (iii) 11,663 shares of common stock that Mr. Ward may elect to take as a deferred stock award under the 1996 Plan in lieu of his annual director's fees and (iv) options to purchase 20,500 shares of common stock. Does not include (i) 95 shares of Series A Preferred Stock beneficially owned by Mr. Ward and (ii) 17 of the 112 shares of common stock issuable upon the conversion of the 95 shares of Series A Preferred Stock held by Mr. Ward (representing the additional voting power Mr. Ward would gain upon conversion of his shares of Series A Preferred Stock at a conversion rate of 1.17427 shares of common stock per share of Series A Preferred Stock).

(17) Includes for Mr. Wunderman (i) 26,000 shares of common stock owned by Mr. Wunderman, (ii) 21,396 shares of common stock Mr. Wunderman may elect to take as a deferred stock award under the 1996 Plan in lieu of his annual director's fees under the 1996 Plan and (iii) options to purchase 78,000 shares of common stock.

(18) Includes for Mr. Henderson (i) 244,795 shares of common stock beneficially owned by Mr. Henderson, (ii) 109,590 shares of common stock which may be acquired upon exercise of outstanding warrants at exercise prices in equal parts at $5.93125 per share and $7.30 per share which expire in April 2005 and (iii) options to purchase 387,500 shares of common stock. Does not include (i) 46,613 shares of Series A

     Preferred Stock beneficially owned by Mr. Henderson and (ii) 8,123 of the 54,736 shares of common stock issuable upon the conversion of the 46,613 shares of Series A Preferred Stock held by Mr. Henderson (representing the additional voting power Mr. Henderson would gain upon conversion of his shares of Series A Preferred Stock at a conversion rate of 1.17427 shares of common stock per share of Series A Preferred Stock).

                              PLAN OF DISTRIBUTION

     The shares of our common stock covered by this prospectus will be sold, if at all, by the individuals named above by transferees, donees, pledgees or others on their behalf, and not by us. The shares may be sold from time to time as follows directly:

     . on the American Stock Exchange, on another national securities exchange or in the over-the-counter market (any of which may involve crosses and block transactions);

     .    to purchasers directly;

     . in ordinary brokerage transactions in which the broker solicits purchasers;

     . through underwriters, dealers and agents who may receive compensation in the form of underwriting discounts, concessions or commissions from a seller and/or the purchasers of the shares for whom they may act as agent;

     .    through the writing of options on the shares;

     . through the pledge of shares as security for any loan or obligation, including pledges to brokers or dealers who may from time to time effect distributions of the shares or other interests in the shares;

     . through purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

     . through block trades in which the broker or dealer so engaged will attempt to sell the shares as agent or as riskless principal but may position and resell a portion of the block as principal to facilitate the transaction;

     . through exchange distributions in accordance with the rules of the applicable exchange;

     .    in any combination of one or more of these methods; or

     .    in any other lawful manner.

     These sales may be made at prices related to the then current market price or otherwise at prices and on terms then prevailing, or in privately negotiated transactions. In effecting sales, a broker or dealer engaged by an individual using this prospectus to sell common stock may arrange for other brokers or dealers to participate in the sale. In addition, any shares covered by this prospectus which qualify for sale pursuant to Section 4(1) of the Securities Act or Rules 144 or 701(g) under the Securities Act may be sold thereunder rather than by this prospectus.

     In connection with distributions of the shares or otherwise, persons using this prospectus to sell common stock may enter into hedging transactions with broker-dealers. In connection with hedging a transaction, a broker-dealer may engage in short sales of shares registered hereunder in the course of hedging the positions it assumes with the seller. The seller may also sell shares short and deliver the shares to close out the short positions. The seller may also enter into an option or other transaction with a broker-dealer which requires the delivery to the broker-dealer of shares we have registered, which the broker-dealer may resell by this prospectus.

     A seller may pay a broker-dealer or an agent compensation in the form of commissions, discounts or concessions. The broker-dealer and any other participating broker-dealer may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be an underwriting discount or commission under the Securities Act.

     We may be required to file a supplemented prospectus in connection with any activities involving a seller which may be deemed to be an "underwriting." In that case, a supplement to this prospectus would contain (1) information as to whether an underwriter selected by a seller, or any other broker-dealer, is acting as principal or agent for the seller, (2) the compensation to be received by an underwriter selected by a seller or any broker-dealer, for acting as principal or agent for a seller and (3) the compensation to be received by any other broker-dealer, in the event the compensation of such other broker-dealer is in excess of a usual and customary commission. Any broker or dealer participating in any distribution of the shares may be required to deliver a copy of this prospectus, including any prospectus supplement, to any person who purchases any shares from or through the broker-dealer.

     We have advised the people identified in this prospectus as potential sellers of common stock that during any period when they may be engaged in a distribution of the shares offered by this prospectus, they are required to comply with Regulation M promulgated under the Securities Exchange Act. With certain exceptions, Regulation M precludes any seller, any affiliated purchaser and any broker-dealer or other individual who participates in such a distribution from bidding for or purchasing, or attempting to induce any individual to bid for or purchase any security, that is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of these factors may affect the marketability of our common stock.

     The people identified in this prospectus as potential sellers of common stock may offer to sell all, some or none of the shares covered by this prospectus. Because it is possible that a significant number of shares could be sold simultaneously by means of this prospectus, such sales, or the possibility thereof, could have an adverse effect on the market price of our common stock.

                            VALIDITY OF COMMON STOCK

     The validity of our common stock has been passed upon by Morgan, Lewis & Bockius LLP, New York, New York.

                                     EXPERTS

     Our consolidated statements of financial position as of December 31, 2001, September 30, 2001 and 2000, and the related consolidated statements of operations and comprehensive income (loss), stockholders' equity and cash flows for the three-months ended December 31, 2001, and each of the years in the three-year period ended September 30, 2001, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of that firm as experts in accounting and auditing.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

          Not required to be filed with this Registration Statement pursuant to General Instruction E of Form S-8.

ITEM 4.   DESCRIPTION OF SECURITIES.

          Not required to be filed with this Registration Statement pursuant to General Instruction E of Form S-8.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

          Not required to be filed with this Registration Statement pursuant to General Instruction E of Form S-8.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          Section 145 of the Delaware General Corporation Law provides that each corporation incorporated thereunder, such as the Company, may indemnify any person who was or is a party or is threatened to be a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or serving another corporation at the request of the corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to a criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Lack of good faith is not to be presumed from settlement. No indemnification is allowed in respect to any proceeding charging improper personal benefit to the officer or director in which such person was adjudged to be liable on the basis that personal benefit was improperly received. To the extent any such person succeeds on the merits or otherwise, he shall be indemnified against expenses (including attorneys' fees). A determination that the person to be indemnified meets the applicable standard of conduct, if not made by a court, is made by the Board of Directors by majority vote of a quorum consisting of directors not party to such action, suit or proceeding or, if a quorum is not obtainable or a disinterested quorum so directs, by independent legal counsel or by the stockholders. Expenses may be paid in advance upon receipt of undertakings to repay. A corporation may purchase indemnification insurance.

          Our Certificate of Incorporation (the "Charter") requires us to indemnify our directors and officers to the fullest extent permitted by Delaware law. Our Charter also provides that we may, by action of our Board of Directors, provide indemnification to any employee or agent of ours to the same extent as we indemnify our directors and officers.

          We also currently maintain a directors' and officers' liability insurance policy insuring our officers and directors against certain liabilities and expenses incurred by them in such capacities. We consider the maintenance of such insurance coverage to be vital in attracting and retaining the services of qualified directors and officers. We cannot be assured, however, that our existing policy will be renewed upon expiration or that, if the policy is not renewed, we will be able to obtain similar insurance coverage elsewhere or that the cost thereof will not be prohibitively expensive.

          We have entered into separate indemnification agreements with certain of our officers or directors.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

          Not required to be filed with this Registration Statement pursuant to General Instruction E of Form S-8.

ITEM 8.   EXHIBITS.

          The following is a list of all exhibits filed as a part of this Registration Statement, or, as noted, incorporated by reference into this Registration Statement.

          EXHIBIT
          NUMBERS   EXHIBITS
          --------  ------------------------------------------------------------
          4.1       Form of Series A Convertible Redeemable Preferred Stock
                    certificate. (Filed as Exhibit 4.1 to iDine's Registration
                    Statement on Form S-2 (Registration No. 333-84947), and incorporated by reference thereto)

          4.2 Second Amended and Restated Investment Agreement, dated as of June 30, 1999, among iDine Rewards Network Inc., Samstock, L.L.C., EGI-Transmedia Investors, L.L.C., and, with respect to Section 5 of the Agreement only, Robert M. Steiner, as trustee under declaration of trust dated March 9, 1983, as amended, establishing the Robert M. Steiner Revocable Trust. (Filed as Exhibit 4.3 to iDine's Registration Statement on Form S-2 (Registration No. 333-84947), and incorporated by reference thereto)

          4.3 Investment Agreement, dated as of April 28, 2000, by and among iDine Rewards Network Inc., Minotaur Partners II, L.P., Value Vision International Inc., Dominic Mangone and Raymond Bank. (Filed as Exhibit 4.5 to iDine's Annual Report on Form 10-K for the fiscal year ended September 30, 2000 and incorporated by reference thereto)

          4.4 Co-Sale and Voting Agreement, dated as of April 28, 2000, by and among iDine Rewards Network Inc., Samstock, L.L.C., Minotaur Partners II, L.P., Value Vision International Inc., Dominic Mangone and Raymond Bank. (Filed as Exhibit 4.6 to iDine's Annual Report on Form 10-K for the fiscal year ended September 30, 2000 and incorporated by reference thereto)

          4.5 Investment Agreement, dated as of April 28, 2000, by and among iDine Rewards Network Inc., Gene M. Henderson, Herbert
                    M. Gardner, James M. Callaghan, Gregory J. Robitaille, John
                    A. Ward III, George S. Weidemann, Christine M. Donohoo, Frank F. Schmeyer, Elliot Merberg, Gerald Fleischman, Samstock, L.L.C. and Thomas J. Litle. (Filed as Exhibit 4.7 to iDine's Annual Report on Form 10-K for the fiscal year ended September 30, 2001 and incorporated by reference thereto)

          4.6 Co-Sale and Voting Agreement, dated as of April 28, 2000, by and among iDine Rewards Network Inc., Gene M. Henderson, Herbert M. Gardner, James M. Callaghan, Gregory J. Robitaille, John A. Ward III, George S. Weidemann, Christine
                    M. Donohoo, Frank F. Schmeyer, Elliot Merberg, Gerald Fleischman, Samstock, L.L.C. and Thomas J. Litle. (Filed as
                    Exhibit 4.8 to iDine's Annual Report on Form 10-K for the fiscal year ended September 30, 2000 and incorporated by reference thereto)

          4.7 Letter Agreement, dated June 13, 2002, by and between iDine Rewards Network, Inc. and Samstock, L.L.C. (Filed as Exhibit
                    (d)(1) to the Tender Offer Statement on Schedule TO-I, as filed with the Commission on June 13, 2002 and incorporated by reference thereto)

          4.8 Amended and Restated Agreement Among Stockholders, dated as of March 3, 1998, by and among Samstock, L.L.C., EGI-Transmedia Investors, Melvin and Iris Chasen, each individually and, solely for purposes of Section 1(e), 2(a), 2(b) and 8 through 19, iDine Rewards Network, Inc. (Filed as
                    Exhibit 10.5 to iDine's Current Report on Form 8-K filed with the Commission on March 17, 1998 and incorporated by reference thereto)

          4.9 Stockholders Agreement, dated as of March 3, 1998, by and among Samstock, L.L.C., EGI-Transmedia Investors L.L.C., Halmostock Limited Partnership and, solely for the purposes of Section 1(e), 2(a), 2(b) and 7 through 19, iDine Rewards Network, Inc. (Filed as Exhibit 10.6 to iDine's Current Report on Form 8-K filed with the Commission on March 17, 1998 and incorporated by reference thereto)

          4.10 Amended and Restated Investment Agreement, dated as of March 3, 1998, among iDine Rewards Network, Inc., Samstock, L.L.C., EGI-Transmedia Investors and Halmostock Limited Partnership. (Filed as Exhibit 10.4 to iDine's Current Report on Form 8-K filed with the Commission on March 17, 1998 and incorporated by reference thereto)

          4.11 Written Compensation Agreement between iDine Rewards Network Inc. and Sheli Rosenberg

          4.12      1996 Long Term Incentive Plan, as amended

          4.13      1987 Stock Option and Rights Plan

          5         Opinion of Morgan, Lewis & Bockius LLP

          10 Termination Agreement, dated October 23, 2002, between iDine Rewards Network Inc. and Gene M. Henderson.

          23.1      Consent of KPMG LLP

          23.2 Consent of Morgan, Lewis & Bockius LLP (included in its opinion filed as Exhibit 5 to this Registration Statement)

          24        Powers of Attorney (included on signature pages hereof)

ITEM 9.   UNDERTAKINGS.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the iDine Rewards Network Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Miami, State of Florida, on the 14th day of November 2002.

                                            iDINE REWARDS NETWORK INC.


                                            By:    /s/ George S. Wiedemann
                                                   -----------------------
                                            Name:  George S. Wiedemann
                                            Title: President and Chief
                                                   Executive Officer

     Each person whose signature appears below hereby appoints George S. Wiedemann and Stephen E. Lerch, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statements filed pursuant to General Instruction E to Form S-8 in respect of this Registration Statement and any and all amendments (including post-effective amendments thereto and all other documents in connection therewith), with the Commission, granting unto said attorneys-in-fact and agents full power and authority to perform each and every act and thing appropriate or necessary to be done, as full and for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature                  Title                              Date
-----------------------    ----------------------------       ------------------

/s/ Samuel Zell            Chairman                           November 14, 2002
-----------------------
Samuel Zell


/s/ George S. Wiedemann    Director, President and Chief      November 14, 2002
-----------------------    Executive Officer (Principal
George S. Wiedemann        Executive Officer)

Signature                  Title                              Date
-----------------------    ----------------------------       ------------------

/s/ Stephen E. Lerch       Executive Vice President and       November 14, 2002
-----------------------    Chief Financial Officer
Stephen E. Lerch           (Principal Financial and
                           Accounting Officer)

/s/ Herbert M. Gardner     Director                           November 14, 2002
-----------------------
Herbert M. Gardner

/s/ Raymond A. Gross       Director                           November 14, 2002
-----------------------
Raymond A. Gross

/s/ F. Philip Handy        Director                           November 14, 2002
-----------------------
F. Philip Handy

/s/ William A Lederer      Director                           November 14, 2002
-----------------------
William A. Lederer

/s/ Sheli Z. Rosenberg     Director                           November 14, 2002
-----------------------
Sheli Z. Rosenberg


/s/ John A. Ward III       Director                           November 14, 2002
-----------------------
John A. Ward III

/s/ Lester Wunderman       Director                           November 14, 2002
-----------------------
Lester Wunderman

EXHIBIT INDEX

Exhibit     Description
-------     --------------------------------------------------------------------

4.1         Form of Series A Convertible Redeemable Preferred Stock certificate.
            (Filed as Exhibit 4.1 to iDine's Registration Statement on Form S-2 (Registration No. 333-84947), and incorporated by reference thereto)

4.2         Second Amended and Restated Investment Agreement, dated as of
            June 30, 1999, among iDine Rewards Network Inc., Samstock, L.L.C., EGI-Transmedia Investors, L.L.C., and, with respect to Section 5 of the Agreement only, Robert M. Steiner, as trustee under declaration of trust dated March 9, 1983, as amended, establishing the Robert M. Steiner Revocable Trust. (Filed as Exhibit 4.3 to iDine's Registration Statement on Form S-2 (Registration No. 333-84947), and incorporated by reference thereto)

4.3 Investment Agreement, dated as of April 28, 2000, by and among iDine Rewards Network Inc., Minotaur Partners II, L.P., Value Vision International Inc., Dominic Mangone and Raymond Bank. (Filed as
            Exhibit 4.5 to iDine's Annual Report on Form 10-K for the fiscal year ended September 30, 2000 and incorporated by reference thereto)

4.4 Co-Sale and Voting Agreement, dated as of April 28, 2000, by and among iDine Rewards Network Inc., Samstock, L.L.C., Minotaur Partners II, L.P., Value Vision International Inc., Dominic Mangone and Raymond Bank. (Filed as Exhibit 4.6 to iDine's Annual Report on Form 10-K for the fiscal year ended September 30, 2000 and incorporated by reference thereto)

4.5 Investment Agreement, dated as of April 28, 2000, by and among iDine Rewards Network Inc., Gene M. Henderson, Herbert M. Gardner, James M. Callaghan, Gregory J. Robitaille, John A. Ward III, George
            S. Weidemann, Christine M. Donohoo, Frank F. Schmeyer, Elliot Merberg, Gerald Fleischman, Samstock, L.L.C. and Thomas J. Litle. (Filed as Exhibit 4.7 to iDine's Annual Report on Form 10-K for the fiscal year ended September 30, 2001 and incorporated by reference thereto)

4.6 Co-Sale and Voting Agreement, dated as of April 28, 2000, by and among iDine Rewards Network Inc., Gene M. Henderson, Herbert M. Gardner, James M. Callaghan, Gregory J. Robitaille, John A. Ward III, George S. Weidemann, Christine M. Donohoo, Frank F. Schmeyer, Elliot Merberg, Gerald Fleischman, Samstock, L.L.C. and Thomas J. Litle. (Filed as Exhibit 4.8 to iDine's Annual Report on Form 10-K for the fiscal year ended September 30, 2000 and incorporated by reference thereto)

4.7 Letter Agreement, dated June 13, 2002, by and between iDine Rewards Network, Inc. and Samstock, L.L.C. (Filed as Exhibit (d)(1) to the Tender Offer Statement on Schedule TO-I, as filed with the Commission on June 13, 2002 and incorporated by reference thereto)

4.8         Amended and Restated Agreement Among Stockholders, dated as of
            March 3, 1998, by and among Samstock, L.L.C., EGI-Transmedia Investors, Melvin and Iris Chasen, each individually and, solely for purposes of Section 1(e), 2(a), 2(b) and 8 through 19, iDine Rewards Network, Inc. (Filed as Exhibit 10.5 to iDine's Current Report on Form 8-K filed with the Commission on March 17, 1998 and incorporated by reference thereto)

4.9 Stockholders Agreement, dated as of March 3, 1998, by and among Samstock, L.L.C., EGI-Transmedia Investors L.L.C., Halmostock Limited Partnership and, solely for the purposes of Section 1(e), 2(a), 2(b) and 7 through 19, iDine Rewards Network, Inc. (Filed as
            Exhibit 10.6 to iDine's Current Report on Form 8-K filed with the Commission on March 17, 1998 and incorporated by reference thereto)

4.10 Amended and Restated Investment Agreement, dated as of March 3, 1998, among iDine Rewards Network, Inc., Samstock, L.L.C., EGI-Transmedia Investors and Halmostock Limited Partnership. (Filed as Exhibit 10.4 to iDine's Current Report on Form 8-K filed with the Commission on March 17, 1998 and incorporated by reference thereto)

4.11        Written Compensation Agreement between iDine Rewards Network Inc.
            and Sheli Rosenberg

4.12        1996 Long Term Incentive Plan, as amended

4.13        1987 Stock Option and Rights Plan

5           Opinion of Morgan, Lewis & Bockius LLP

10 Termination Agreement, dated October 23, 2002, between iDine Rewards Network Inc. and Gene M. Henderson.

23.1        Consent of KPMG LLP

23.2 Consent of Morgan, Lewis & Bockius LLP (included in its opinion filed as Exhibit 5 to this Registration Statement)

24          Powers of Attorney (included on signature pages hereof)